EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Financial Guaranty Insurance Company




        We consent to the use of our report dated February 15, 2002 on the financial statements of Financial Guaranty Insurance Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, included in the Form 8-K of Residential Asset Mortgage Products, Inc. (the "Registrant") which Form 8-K is incorporated by reference in the registration statement (No. 333-86786) and to the reference to our firm under the heading "Experts" in the Prospectus Supplement of the Registrant.



                                            /s/ KPMG LLP

New York, New York
October 25, 2002